Exhibit 99.1

DONEGAL FINANCIAL SERVICES CORPORATION AGREES TO
ACQUIRE UNION NATIONAL FINANCIAL CORPORATION

Jeffrey D. Miller, Senior Vice President &	Mark D. Gainer, Chairman, President
Chief Financial Officer	& Chief Executive Officer
Donegal Financial Services Corporation	Union National Financial Corporation
Phone: (717) 426-1931	Phone: (717) 519-8630
Fax: (717) 426-7009	Fax: (717) 735-7121
E-mail: jeffmiller@donegalgroup.com	E-mail: mgainer@uncb.com

For Immediate Release

MARIETTA and LANCASTER, Pennsylvania, April 20, 2010 (GLOBENEWSWIRE) – Donald H. Nikolaus, President of Donegal Financial Services Corporation, and Mark D. Gainer, Chairman, President and Chief Executive Officer of Union National Financial Corporation, today jointly announced the execution of an agreement pursuant to which Union National Financial Corporation (OTC Bulletin Board: "UNNF.OB") and Donegal Financial Services Corporation would merge.  Under the agreement, Province Bank FSB, which Donegal Financial Services Corporation owns, and Union National Community Bank, which Union National Financial Corporation owns, would also merge.  Donegal Mutual Insurance Company and Donegal Group Inc. ("DGI") own Donegal Financial Services Corporation.

The combined bank would have total assets of approximately $600 million and would have 13 branch locations in Lancaster County.  Mr. Nikolaus would be Chairman of the Board of the combined bank, and Mr. Gainer would be President and Chief Executive Officer.  The merger is subject to a number of conditions, including approval of the merger by the holders of 80% of the outstanding shares of Union National Financial Corporation and the approval of various federal bank regulatory agencies.  The companies expect to complete the mergers in the third quarter of 2010.

As part of the merger, each share of Union National Financial Corporation common stock, other than shares held by Donegal Mutual and any dissenting shares, would convert into the right to receive $5.05 in cash and 0.2134 of one share of the publicly traded Class A common stock of DGI (NASDAQ Global Select: "DGICA").  DGI Class A common stock pays a cash dividend at the current annual rate of $.46 per share.  Further information about DGI is available in its SEC filings.

Donegal Mutual is a member of the Donegal Insurance Group, which had approximately $1.1 billion in assets and approximately $505.4 million in surplus as of December 31, 2009.  The Donegal Insurance Group conducts a property and casualty insurance business in 18 Mid-Atlantic, Southern and Midwestern States.  The Donegal Insurance Group has an A.M. Best rating of A (Excellent).

Province Bank, which has three offices in Lancaster County, had approximately $100 million in assets at December 31, 2009.  Donegal Mutual and DGI founded Province Bank in 2000 to provide more diversified financial services.

Union National is a bank holding company whose principal subsidiary is Union National Community Bank.  Union National had approximately $490 million in assets and stockholders' equity of approximately $31.3 million as of December 31, 2009.  Union National Community Bank is a full service national bank that provides a wide range of services to individuals and small to medium-sized businesses in South Central Pennsylvania.

Mark D. Gainer said, "All our stakeholders would benefit from an affiliation with Donegal Financial Services Corporation.  Union National has been serving the financial needs of Lancaster County families and businesses for 157 years, and our combination would result in a bank that remains focused on community banking and strong customer relationships, while being very well-capitalized and positioned for growth in a very attractive market."

Donald H. Nikolaus said, "Our affiliation with Union National would enhance our ability to provide a wide range of financial services products to our customers.  We look forward to working with Union National's management to expand the historical franchise value and customer base Union National has developed in our home community of Lancaster County."

Duane Morris LLP served as legal counsel to Donegal Financial Services Corporation and Keefe, Bruyette & Woods, Inc. served as financial advisor.  Kilpatrick Stockton LLP served as legal counsel to Union National Financial Corporation, and Sandler O'Neill & Partners, L.P. served as financial advisor.

Donegal Group Inc. and Union National Financial Corporation will file a proxy statement/prospectus and other relevant documents with the SEC in connection with the mergers.  SHAREHOLDERS OF UNION NATIONAL FINANCIAL CORPORATION ARE ADVISED TO READ THE PROXY STATEMENT/PROSPECTUS WHEN IT BECOMES AVAILABLE AND ANY OTHER RELEVANT DOCUMENTS FILED WITH THE SEC, AS WELL AS ANY AMENDMENTS OR SUPPLEMENTS TO THOSE DOCUMENTS, BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION.

The proxy statement/prospectus and other relevant materials, when they become available, and any other documents filed by Donegal Group Inc. and Union National Financial Corporation with the SEC, may be obtained free of charge at the SEC's web site at www.sec.gov.  In addition, investors and security holders may obtain free copies of the documents filed with the SEC by Donegal Group Inc. by contacting Jeffrey D. Miller, Senior Vice President & Chief Financial Officer, Donegal Group Inc., 1195 River Road, Marietta, Pennsylvania, 17547, telephone: (717) 426-1931, and by Union National Financial Corporation by contacting Mark D. Gainer, President and Chief Executive Officer, Union National Financial Corporation, 570 Lausch Lane, Suite 300, Lancaster, Pennsylvania 17601, telephone: (717) 519-8630.

Union National Financial Corporation and its directors and executive officers may be deemed to be participants in the solicitation of proxies from its shareholders in connection with the proposed merger. Information concerning such participants' ownership of Union National Financial Corporation stock will be set forth in the proxy statement/prospectus relating to the merger when it becomes available.  This communication does not constitute an offer of any securities for sale.

We base all statements contained in this release that are not historic facts on our current expectations.  These statements are forward-looking in nature (as defined in the Private Securities Litigation Reform Act of 1995) and involve a number of risks and uncertainties.  Actual results could vary materially.  Among the factors that could cause actual results to vary materially include:  our ability to maintain profitable operations, the adequacy of our subsidiaries reserves for losses and loss adjustment expenses, business and economic conditions in the areas in which we operate, competition from various insurance and non-insurance businesses, terrorism, the availability and cost of reinsurance, legal and judicial developments, changes in regulatory requirements and other risks we describe from time to time in the periodic reports we file with the Securities and Exchange Commission.  You should not place undue reliance on any such forward-looking statements.  We disclaim any obligation to update such statements or to announce publicly the results of any revisions that we may make to any forward-looking statements to reflect the occurrence of anticipated or unanticipated events or circumstances after the date of such statements.